EXHIBIT 10.44

ADEPT TECHNOLOGY, INC.

GRANT NOTICE FOR 2011 PERFORMANCE PLAN

2005 EQUITY INCENTIVE PLAN

RESTRICTED STOCK UNITS

I. Notice of Grant

FOR GOOD AND VALUABLE CONSIDERATION, Adept Technology, Inc. (“Adept” or the “Company”), hereby grants to Participant named below the number of restricted stock units specified below (the “Award”), upon the terms and subject to the conditions set forth in this Grant Notice, the Adept Technology, Inc. 2011 Performance Plan (the “Performance Plan”) under the 2005 Equity Incentive Plan (the “Plan”), the Standard Terms and Conditions (the “Standard Terms and Conditions”) adopted under such Plan and provided to Participant, and any Individual Agreement (as defined in the Plan) to which any Participant is a party, each as amended from time to time. Each restricted stock unit subject to this Award represents the right to receive one share of the Company’s Common Stock, par value $0.001 (the “Common Stock”), subject to the conditions set forth in this Grant Notice, the Performance Plan, the Plan, the Standard Terms and Conditions, and any Individual Agreement to which the Participant is a party. This Award is granted pursuant to the Performance Plan, and the Plan and is subject to and qualified in its entirety by the Standard Terms and Conditions.

Name of Participant:

Grant Date:	August 31, 2010

Number of restricted stock units subject to the Award:	[insert Threshold (Maximum) Share amount], subject to the terms and conditions of the Performance Plan, including Annex B thereof.

Vesting Schedule:	[Equal quarterly installments on the last day of each quarter following June 30, 2011 through the quarter ending June 30, 2013, subject to Section 4(b) of the Performance Plan.]

By accepting this Grant Notice, Participant acknowledges that he or she has received and read, and agrees that this Award shall be subject to, the terms of this Grant Notice, the Performance Plan, the Plan, the Standard Terms and Conditions, and any Individual Agreement to which the Participant is a party.

ADEPT TECHNOLOGY, INC.
Participant Signature
By
Title:	Address (please print):

II. General.

1.	Definitions

Defined terms in the Plan shall have the same meaning in this Agreement, except where the context otherwise requires.

2.	Grant of Restricted Stock Units

The terms of this Restricted Stock Unit Award Agreement apply to any Awards of Restricted Stock Units granted under the Plan, which are identified as Restricted Stock Units and are evidenced by a Notice of Grant attached as Part I of this Restricted Stock Unit Award Agreement. Such Notice of Grant shall specify the grant date (the “Grant Date”) and number of restricted stock units (the “Restricted Stock Units”) subject to the award (the “Award”) in accordance with the terms of the Plan and subject to the conditions set forth in this Agreement and the Plan (as amended from time to time). Each restricted stock unit subject to the Award represents the right to receive one share (“Share”) of Common Stock (as adjusted from time to time pursuant to Section 13 of the Plan) of the Company subject to the fulfillment of the vesting conditions set forth in the Notice of Grant and this Agreement. By accepting the Award, the Participant irrevocably agrees on behalf of the Participant and the Participant’s successors and permitted assigns to all of the terms and conditions of the Award as set forth in or pursuant to this Agreement and the Plan (as such may be amended from time to time).

3.	Vesting; Settlement; Prohibition on Transfer

(a) Participant’s rights in and to the Restricted Stock Units and the Shares underlying such Restricted Stock Units shall not be vested as of the Grant Date and shall be forfeitable unless and until otherwise vested and settled pursuant to the terms of this Agreement. After the Grant Date, provided that the Participant has not experienced a Termination of Service, the Restricted Stock Units, in such amount as is determined on the Certification Date, shall become vested and shall be settled by the issuance of Shares quarterly in equal amounts but with the initial vesting period to end on the last day of the first quarter of fiscal 2012. Restricted Stock Units that have vested and are no longer subject to forfeiture are referred to herein as “Vested RSUs.” Shares that are not vested and remain subject to forfeiture are referred to herein as “Unvested RSUs.”

(b) The vesting period of the Award set forth in Paragraph 3(a) may be adjusted by the Committee to reflect the decreased level of employment during any period in which the Participant is on an approved leave of absence or is employed on a less than full time basis. Notwithstanding anything to the contrary in this Paragraph 3, the Award shall be subject to earlier acceleration of vesting and/or forfeiture and transfer as may be provided in this Agreement, the Performance Plan and the Plan.

(c) Vested RSUs shall be settled by the delivery to the Participant or a designated brokerage firm of one share of Common Stock per Vested RSU as soon as reasonably practicable following the vesting of such Restricted Stock Units, and in all events no later than March 15 of the year following the year of vesting (unless delivery is deferred pursuant to a nonqualified deferred compensation plan in accordance with the requirements of Section 409A of the Code).

(d) Any sale, transfer, assignment, encumbrance, pledge, hypothecation, conveyance in trust, gift, transfer by bequest, devise or descent, or other transfer or disposition of any kind, whether voluntary or by operation of law, directly or indirectly, of Unvested RSUs shall be strictly prohibited and void; provided, however, that the Committee, in its sole discretion, may permit the Participant to assign or transfer an Award to the extent permitted under the Plan, provided that the Award shall be subject to all the terms and condition of the Plan, this Agreement and any other terms required by the Committee as a condition to such transfer.

4.	Status of Participant

(a) From and after the Grant Date, Participant shall not be deemed to be a shareholder of the Company with respect to the Restricted Stock Units or Shares underlying such Restricted Stock Units and shall have no voting or dividend rights with respect to the Restricted Stock Units or Shares unless and until any Shares are issued upon vesting and settlement of the Restricted Stock Units.

(b) Neither the Participant (individually or as a member of a group) nor any beneficiary or other person claiming under or through the Participant shall have any right, title, interest, or privilege in or to any shares of Common Stock allocated or reserved for the purpose of the Plan or subject to the Grant Notice or these Standard Terms and Conditions except as to such shares of Common Stock, if any, as shall have been issued to such person upon vesting of the Restricted Stock Units. Nothing in the Plan, the Performance Plan, in the Grant Notice, these Standard Terms and Conditions or any other instrument executed pursuant to the Plan shall confer upon the Participant any right to continue in the Company’s employ or service nor limit in any way the Company’s right to terminate the Participant’s employment at any time for any reason.

5.	Effect of Termination of Employment; Change in Control

(a) General. Except as provided in Paragraphs 6(b), (c) or (d) below or the Performance Plan, upon a termination of Participant’s employment with the Company or any Subsidiary for any reason, the Unvested RSUs shall be forfeited by Participant and cancelled and surrendered to the Company without payment of any consideration to Participant.

(b) Death; Disability. Upon the date of a termination of the Participant’s employment as a result of the death or Total and Permanent Disablement (as defined in the Plan) of the Participant, all Unvested RSUs shall vest as of such date of termination of the Participant’s employment.

(c) Retirement/Termination other than for Cause. Upon Retirement (as defined in the Plan) of the Participant, any Unvested RSUs as of such Retirement or date of Termination of Service other than for cause shall be forfeited by Participant and cancelled and surrendered to the Company without payment of any consideration to Participant.

(d) Cause. Upon the date of a termination of the Participant’s employment for Cause, the Unvested RSUs shall be immediately forfeited. For purposes of this Agreement, the term “Cause” shall mean (i) Participant’s gross misconduct or fraud in the performance of Participant’s duties to the Company or any Subsidiary; (ii) Participant’s conviction or guilty plea or plea of nolo contendere with respect to any felony or act of moral turpitude; (iii) Participant’s engaging in any material act of theft or material misappropriation of Company property in connection with Participant’s employment with the Company or any Subsidiary, (iv) Participant’s material breach of the Company’s Code of Business Conduct as such code may be revised from time to time or (v) any other Act of Misconduct (as defined in the Plan).

(e) Change in Control. In the event of any other change in the number or kind of outstanding Shares, or any stock or other securities into which such Shares have been changed, or for which Shares have been exchanged, whether by reason of a Change in Control (as defined in the Plan), other merger, consolidation or otherwise, then the Committee will, in its sole discretion, determine the appropriate adjustment, if any, to be effected, subject to the terms of the Performance Plan. In addition, in the event of a change described in this paragraph, the Committee may accelerate the time or times at which any Award may be exercised and may provide for cancellation of such accelerated Awards that are not exercised within a time prescribed by the Committee in its sole discretion, subject to the terms of the Performance Plan.

6.	Book Entry Registration of the Restricted Stock Units

The Company will not issue any certificate representing Restricted Stock Units or Shares subject to this Agreement and instead document the Participant’s interest by registering the Restricted Stock Units with the Company’s transfer agent (or another custodian selected by the Company) in book entry form in the Participant’s name with the applicable restrictions noted in the book entry system.

7.	Non-Transferability; Stop-Transfer Notices

The Participant represents and warrants that the Restricted Stock Units are being acquired by the Participant solely for the Participant’s own account for investment and not with a view to or for sale in connection with any distribution thereof. The Participant further understands, acknowledges and agrees that, except as otherwise provided in the Plan or as permitted by the Committee, the Restricted Stock Units may not be sold, assigned, transferred, pledged or otherwise directly or indirectly encumbered or disposed of.

The Company will not be required to (a) transfer on its books any Restricted Stock Units or Shares in respect thereof that have been sold or transferred in violation of the provisions of this Agreement or (b) treat as the owner of the Shares, or otherwise accord voting, dividend or liquidation rights to, any transferee to whom the Shares have been transferred in contravention of this Agreement.

8.	Withholding and Disposition of Award

(a) Generally. The Participant is liable and responsible for all taxes owed in connection with the Award, regardless of any action the Company takes with respect to any tax withholding obligations that arise in connection with the Award. The Company does not make any representation or undertaking regarding the treatment of any tax withholding in connection with the grant or vesting of the Award or the subsequent issuance of Shares upon settlement of Restricted Stock Units issuable pursuant to the Award or sale thereof. The Company does not commit and is under no obligation to structure the Award to reduce or eliminate the Participant’s tax liability.

(b) Payment of Withholding Taxes. Prior to any event in connection with the Award (e.g., vesting) that the Company determines may result in any domestic or foreign tax withholding obligation, whether national, federal, state or local, including any social tax obligation (the “Tax Withholding Obligation”), the Participant is required to arrange for the satisfaction of the minimum amount of such Tax Withholding Obligation in a manner acceptable to the Company.

(i) By Withholding Shares. Unless Participant elects to satisfy the Tax Withholding Obligation by an alternative means in accordance with clause (ii) below, Participant’s acceptance of this Award constitutes Participant’s instruction and authorization to the Company to withhold on the Participant’s behalf the number of Shares from those Shares issuable to the Participant at the time when the Award becomes vested and the Restricted Stock Units are settled in Shares as the Company determines to be sufficient to satisfy the Tax Withholding Obligation.

(ii) By Other Payment. At any time not less than five (5) business days before any Tax Withholding Obligation arises (e.g., before a Vesting Date), Participant may notify the Company of Participant’s election to pay Participant’s Tax Withholding Obligation by wire transfer, check or other means permitted by the Company. In such case, the Participant shall satisfy his or her tax withholding obligation by paying to the Company on such date as it shall specify an amount that the Company determines is sufficient to satisfy the expected Tax Withholding Obligation by (A) wire transfer to such account as the Company may direct, (B) delivery of a check payable to the Company, Attn: Chief Financial Officer, or (C) such other means as the Company may establish or permit. Participant agrees and acknowledges that prior to the date the Tax Withholding Obligation arises, the Company will be required to estimate the amount of the Tax Withholding Obligation and accordingly will require the amount paid to the Company under this Paragraph 10(b)(ii) to be more than the minimum amount that may actually be due and that, if Participant has not delivered payment of a sufficient amount to the Company to satisfy the Tax Withholding Obligation (regardless of whether as a result of the Company underestimating the required payment or Participant failing to timely make the required payment), the additional Tax Withholding Obligation amounts shall be satisfied in the manner specified in Paragraph 10(b)(i) above.

9.	Excess Parachute Payments

Notwithstanding anything in this Agreement to the contrary, if any of the payments in respect of this Award, together with any other payments to which Participant has the right to receive from the Company or any purchaser, successor, or assign, would constitute an “excess parachute payment” (as defined in Code Section 280G(b)(3)), the payments pursuant to the Award and/or such other plans or agreements shall be reduced to the largest amount as will result in no portion of such payments being subject to the excise tax imposed by Code Section 4999.

10.	Plan Controls

The terms of this Agreement are governed by the terms of the Performance Plan and the Plan, as each exists on the Grant Date and as the Performance Plan and/or Plan, as applicable, is amended from time to time. In the event of any conflict between the provisions of this Agreement and the provisions of the Performance Plan or the Plan, the terms of the Performance Plan or Plan, as applicable, shall control, except as expressly stated otherwise in this Agreement. The term “Section” generally refers to provisions within the Performance Plan, Plan or the Code; provided, however, the term “Paragraph” shall refer to a provision of this Agreement.

11.	Limitation on Rights; No Right to Future Grants; Extraordinary Item

By entering into this Agreement and accepting the Award, Participant acknowledges that: (a) Participant’s participation in the Plan is voluntary; (b) the value of the Award is an extraordinary item which is outside the scope of any employment contract with Participant; (c) the Award is not part of normal or expected compensation for any purpose, including without limitation for calculating any benefits, severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments, and Participant will not be entitled to compensation or damages as a consequence of Participant’s forfeiture as provided for in the Plan or this Agreement of any Unvested RSUs as a result of Participant’s termination of employment with the Company or any Subsidiary for any reason; and (d) in the event that Participant is not a direct employee of Company, the grant of the Award will not be interpreted to form an employment relationship with the Company or any Subsidiary and will not be interpreted to form an employment contract with Participant’s employer, the Company or any Subsidiary. The Company shall be under no obligation to advise Participant of the existence, maturity or termination of any of Participant’s rights hereunder and Participant shall be responsible for familiarizing himself or herself with all matters contained herein and in the Plan which may affect any of Participant’s rights or privileges hereunder.

12.	Committee Authority

Any question concerning the interpretation of this Agreement, the Performance Plan or the Plan, any adjustments required to be made under the Performance Plan or Plan, and any controversy that may arise under the Performance Plan, Plan or this Agreement shall be determined by the Committee (including any Subcommittee or other person(s) to whom the Committee has delegated its authority) in its sole and absolute discretion. Such decision by the Committee shall be final and binding.

13.	General Provisions

(a) Notices. Whenever any notice is provided hereunder, such notice must be in writing and delivered in person or by mail or electronically. Any notice delivered in person or by mail shall be deemed to be delivered on the date on which it is personally delivered, or, whether actually received or not, on the third business day after it is deposited in the United

States mail, certified or registered, postage prepaid, addressed to the person who is to receive it at the address that such person has theretofore specified by written notice delivered in accordance herewith. Any notice given by the Company directed to Participant at Participant’s address on file with the Company shall be effective to bind Participant and any other person who shall have acquired rights under this Agreement. The Company or Participant may change, by written notice to the other, the address previously specified for receiving notices. Notices delivered to the Company in person or by mail shall be addressed to Adept Technology, Inc. Attn: Chief Financial Officer, at the address set forth in the Notice of Grant.

(b) No Waiver. No waiver of any provision of this Agreement will be valid unless in writing and signed by the person against whom such waiver is sought to be enforced, nor will failure to enforce any right hereunder constitute a continuing waiver of the same or a waiver of any other right hereunder.

(c) Undertaking. Participant hereby agrees to take whatever additional action and execute whatever additional documents the Company may deem necessary or advisable in order to carry out or effect one or more of the obligations or restrictions imposed on either Participant or the Award pursuant to the express provisions of this Agreement.

(d) Entire Contract. This Agreement, the Performance Plan and the Plan constitute the entire contract between the parties hereto with regard to the subject matter hereof.

(e) Successors and Assigns. The provisions of this Agreement will inure to the benefit of, and be binding on, the Company and its successors and assigns and Participant and Participant’s legal representatives, heirs, legatees, distributees, assigns and transferees by operation of law, whether or not any such person will have agreed in writing to join herein and be bound by the terms and conditions hereof.

(f) Legal Compliance. The Company may impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by Participant or other subsequent transfers by Participant of any Restricted Stock Units or Shares issued under this Award, including without limitation, restrictions: (i) under the Company’s insider trading policy, (ii) that may be necessary in the absence of an effective registration statement under the Securities Act of 1933, as amended, covering the Award and/or Restricted Stock Units and/or Shares underlying the Award or pursuant to applicable state securities laws, and (iii) as to the use of a specified brokerage firm or other agent for such resales or other transfers. Any sale of the Shares must also comply with other applicable laws and regulations governing the sale of such shares.

(g) Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to any awards granted under the Plan by electronic means or to request Participant’s consent to participate in the Plan by electronic means. Participant hereby consents to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company, and such consent shall remain in effect throughout Participant’s term of employment or service with the Company and thereafter until withdrawn in writing by Participant.

(h) Governing Law. The provisions of this Agreement shall be governed by the laws of the State of Delaware, without giving effect to principles of conflicts of law.